Exhibit 10.27

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the ____ day of September, 2023, by and between Kairos Pharma, Ltd., a Delaware corporation (the “Company”), and Neil Bhowmick an individual residing at the address set forth on Schedule A hereto (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of the development and commercialization of specialty pharmaceuticals (the “Business”);

WHEREAS, the Company wishes to employ the Executive under the title and capacity set forth on Schedule A hereto;

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement;

WHEREAS, the Executive acknowledges that he will not be entitled to compensation under this Agreement until such time as the Company either completes an initial public offering (“IPO”) or otherwise becomes a publicly reporting company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The initial term of the Executive’s employment by the Company pursuant to this Agreement shall commence upon consummation of the Company’s IPO (the “Effective Date”) and shall continue for that period of calendar months from the Effective Date set forth on Schedule A hereto (the “Employment Period”). Thereafter, the Employment Period will automatically renew for successive periods of one (1) year each, with the terms of such Agreement to be adjusted from time to time by the Company’s board of directors (the “Board”) (or a committee thereof), unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties.

(a) Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office and as are normally associated with and appropriate for such position and as the Company’s the Board may from time to time reasonably assign to the Executive.

(b) Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote a sufficient amount of Executive’s business time, attention and skills to satisfactorily fulfill the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the brand name, reputation and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c) However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as disclosed by Executive to, and approved by, the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of Executive’s duties to the Company.

3. Place of Employment. The Executive’s services shall be performed at any location at which the Company now or hereafter has a business facility, at employee’s home office, or at any other location where Executive’s presence is necessary to perform his duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”), which Base Salary shall commence upon the Company’s IPO or upon the Company becoming a publicly reporting company under the Securities Exchange Act of 1934, as amended, whichever comes first. Once the Board has established the Base Salary, such Base Salary shall be payable in monthly installments in accordance with the Company’s customary payroll practices. The Executive’s Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion.

5. Bonus.

(a) The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), which shall be earned by the Executive based upon the level of achievement of specific operational, financial or other milestones by the Company, as may be established from time to time by the Board in consultation with Executive (the “Milestones”), and based upon the Executive’s performance of the Executive Duties set forth on Schedule A. The amount of the Annual Bonus, if any, and the method of payment of all or any portion of any Annual Bonus (which will be paid in cash) shall be determined by the Board in its sole discretion. If the Board determines that any portion of the Annual Bonus is to be paid in cash, such amount shall be payable in U.S. dollars within ten (10) days of the filing with the Securities and Exchange Commission of the Company’s annual report on Form 10-K.

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(b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

6. Other Benefits.

(a) Grant of Restricted Stock Units. The Executive shall be entitled to receive a number of restricted stock units (“RSUs”) as set forth on Schedule A hereto, issuable under the Company’s 2023 Equity Incentive Plan, which will annually in one-third increments over a period of three years following the date of the grant of such RSUs, in accordance with the terms of a separate Grant Agreement, a form of which is attached hereto as Exhibit A. Any additional equity awards to the Executive shall be at the option of the Board.

(b) Restrictions. Any and all shares of stock, options, restricted stock units and other equity awards granted to or owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

(c) Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any Company insurance programs and any applicable benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

(d) Vacation; Personal Days. During the Employment Period, the Executive shall be entitled to an annual vacation of 30 working days, such duration consistent with the Company’s policies from time to time, as determined by the Board. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

(e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives, as determined by the Board, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

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7. Termination; Compensation Due Upon Termination of Employment. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the terms of this Section 7. The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below.

(a) Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, except as otherwise required by this Agreement or by applicable law, to provide the benefits described in Section 6 for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(ii) Termination without Cause.

(A) If the Executive’s employment is terminated by the Company without Cause (as defined below): (1) the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits; and (2) any of the Executive’s unvested RSUs as set forth on Schedule A attached hereto shall automatically vest upon the Executive’s termination without Cause. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B) If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 8, 9 or 10 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 7(a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

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(b) Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi) the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations;

(vii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or

(viii) the Executive’s breach of his obligations under Section 8, 9 or 10 hereof.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law, to provide the benefits described in Section 6, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to, terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are not required under applicable local labor regulations) (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

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(d) Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 6 for periods after the date of the Executive’s death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

(e) Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this paragraph (e), the Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Sections 8, 9 and 10 of this Agreement, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

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(iii) a reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 16 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Resignation of Executive Officer. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

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8. Non-Competition; Non-Solicitation.

(a) For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2(c) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within North America; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.

(b) During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

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(c) The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section.

(d) The Executive expressly agrees that the character, duration, and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

9. Confidentiality.

(a) The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral, electronic, or graphic.

(b) For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or its Affiliates which have been or are being discussed;

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(iii) names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(c) The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

10. Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

11. Governing Law/Venue/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California without regard to the conflicts of laws principles thereof. Venue and jurisdiction of any suite or cause of action arising under this Agreement shall lie exclusively in the County of Los Angeles, California or the U.S. District court for the Central District of California.

12. Public Company Obligations; Indemnification.

(a) Executive acknowledges that the Company intends to become a publicly reporting company whose shares of common stock will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and whose common stock will be registered under the Exchange Act, and that, after the Company becomes a publicly reporting company, this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, may be required to be publicly disclosed.

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(b) Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

(c) Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, both written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)	to the Company at:

Kairos Pharma, Ltd.
2355 Westwood Blvd., #139
Los Angeles CA 90064
(310) 948-2356
Attn: Chief Executive Officer
Email: john.yu@cshs.org

with a copy to:

Michelman & Robinson LLP
605 Third Avenue
30th Floor
New York, NY 10158
Attn: Megan J. Penick, Esq.
Email: mpenick@mrllp.com

(b)	to the Executive as set forth on Schedule A hereto.

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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

15. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

19. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20. Opportunity to Seek Advice. The Executive acknowledges and confirms that the Executive has had the opportunity to seek such legal, financial, and other advice and representation as the Executive has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

21. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Kairos Pharma, Ltd.

By:
Name:	John S. Yu, M.D.
Title:	Chief Executive Officer

EXECUTIVE:

Neil Bhowmick

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Schedule A

1.	Employment Period: 12 months

2.	Employment

a.	Title: Chief Scientific Officer

b.	Executive Duties:

In his capacity as Chief Scientific Officer, the Executive shall perform such services, consistent with his office, including scientific-related activities of the Company, and such other duties as shall be assigned to him by the Board of Directors of the Company from time to time, devoting such time and effort and performing all of the functions of the offices held by him, as directed by the Board of Directors from time to time.

4.	Base Salary: $100,000 per year, commence upon the Company’s completion of its IPO.

5(a).	Target Bonus: Bonus in cash or stock compensation as may be determined at the discretion of the Board of Directors or a committee thereof.

6.	Initial Restricted Stock Grant: 14,000 Restricted Stock Units issuable under the Company’s 2023 Equity Incentive Plan, vesting annually over a period of three years in substantially equal installments, in accordance with the terms of the Restricted Stock Unit Grant Agreement.

6(e).	Severance Period: six months

14(b).	Executive Contact Information:

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Exhibit A

Form of Grant Agreement